Exhibit 10.4

CLOSING PARENT HOLDCO, L.P.
c/o Centerbridge Partners, L.P.

375 Park Avenue 11th Floor

New York, NY 10152

CONFIDENTIAL

March 28, 2024

States Title Holding, Inc.

101 Mission Street, Suite 1050

San Francisco, CA 94015

Attn: Legal Department

Commitment Letter

Ladies and Gentlemen:

You have advised Closing Parent Holdco, L.P. (“we”, “us” or the “Lender”) that States Title Holding, Inc., a Delaware corporation (“you” or the “Company”), intends to obtain the senior secured delayed draw term loan facility (the “Term Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A hereto (the “Term Sheet”), the proceeds of which shall be used by the Company for the purposes described therein. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet. This commitment letter and the Term Sheet are collectively referred to as the “Commitment Letter”. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof herein shall be determined by reference to the context in which it is used.

1.          Commitment and Engagement.

The Lender is pleased to advise you of its commitment to provide 100% of the commitments in respect of the Term Facility, upon the terms set forth in this Commitment Letter and subject to the satisfaction (or written waiver by the Lender) of the conditions set forth in the Term Sheet opposite the heading “Conditions to Closing Date” (the “Funding Conditions”).

2.          Titles and Roles.

It is agreed that the Lender, an affiliate of the Lender or a third party designated by the Lender and reasonably acceptable to you will act as administrative agent and collateral agent for the Term Facility (the “Agent”). You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter) will be paid to any person in connection with the Term Facility unless you and we shall so agree.

3.         Information.

You hereby represent and warrant that (i) all written information and written data (other than financial estimates, forecasts, projections and other forward looking statements (the “Projections”) and any information of a general economic or industry specific nature) concerning you or your affiliates (the “Information”) that has been or will be made available to the Lender, directly or indirectly, by you, your affiliates or any of your or their respective representatives on your behalf in connection with the Term Facility, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (ii) the Projections that have been or will be made available to us by or on behalf of you or your affiliates in connection with the Term Facility have been or will be prepared in good faith, based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the date on which the definitive documentation in respect of the Term Facility (the “Term Facility Documentation”) becomes effective (the “Closing Date”), you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, you will promptly supplement the Information and such Projections such that such representations and warranties, as so supplemented, would be correct under those circumstances in all material respects. The Lender (a) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (b) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

4.         Fees.

As consideration for the commitments of the Lender hereunder, you agree to pay (or cause to be paid) to (i) the Lender, the fees set forth in the Term Sheet, and (ii) the Agent, such fees as may be separately agreed in writing with the Agent. Once paid, such fees shall not be refundable under any circumstance, except as may be separately agreed in writing with the Agent.

5.         Conditions.

Notwithstanding anything in this Commitment Letter, the Term Facility Documentation or any other agreement or undertaking concerning the Term Facility to the contrary, the obligation of the Lender to make available the Term Facility on the Closing Date is subject solely to the Funding Conditions and, upon satisfaction (or waiver by the Lender) of such conditions, the Term Facility shall be available to you.

6.         Indemnity; Expenses.

To induce the Lender to enter into this Commitment Letter, you agree (i) whether or not the Closing Date occurs, to indemnify and hold harmless the Lender and each of its affiliates and the respective officers, directors, employees, agents, advisors, shareholders, members, partners and other representatives of each of the foregoing (each, a “Related Person” and, together with the Lender, each, an “Indemnified Person”), from and against any and all losses (excluding any loss of profits), claims, damages and liabilities of any kind or nature and reasonable and documented out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of or in connection with, this Commitment Letter, the Term Facility or the use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person within ten (10) days of demand for the reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Indemnified Persons, taken as a whole, and other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (a) the willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision) of such Indemnified Person or any of its Related Persons, (b) a material breach of the obligations of such Indemnified Person or any of its Related Persons under this Commitment Letter or the Term Facility Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (c) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you or any of your affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or similar role under the Term Facility) and (ii) whether or not the Closing Date occurs, to reimburse the Lender for all reasonable and documented out-of-pocket fees and expenses (including but not limited to reasonable and documented out-of-pocket legal expenses of one firm of counsel for the Lender, one firm of counsel for the Agent (if not the Lender or an affiliate of the Lender) and, if necessary, a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for each of the Lender and (if not the Lender or an affiliate of the Lender) the Agent, and of other third party consultants to the extent engaged with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Term Facility, the preparation and negotiation of this Commitment Letter and/or the Term Facility Documentation and/or any security arrangements in connection therewith, in an aggregate amount, in the case of this clause (ii), not to exceed $250,000.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross negligence (as determined by a final, non-appealable judgment of a court of competent jurisdiction) of such Indemnified Person or any of its Related Persons, and (ii) without in any way limiting the indemnification obligations set forth above with respect to any such damages incurred by an Indemnified Person to a third party, none of us, you, any Indemnified Person or any affiliate or Related Person of any of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, any of the transactions contemplated hereby, the Term Facility or the use of the proceeds thereof.

You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) contains customary confidentiality and non-disparagement provisions and (iii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

The foregoing provisions in this Section shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Term Facility Documentation upon execution thereof and thereafter shall have no further force and effect.

7.         Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Lender and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities) to other persons in respect of which you and your affiliates may have conflicting interests regarding the transactions described herein and otherwise. You also acknowledge that neither the Lender nor its affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

The Lender or its affiliates may be engaged in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lender and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities. The Lender or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Lender and its affiliates may have economic interests that conflict with those of you. You agree that the Lender and its affiliates will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender or any such affiliate and you, your equity holders or your affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Lender and, if applicable, its affiliates, on the one hand, and you, on the other hand, (ii) in connection therewith and with the process leading to such transaction the Lender and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, your management, equity holders, creditors, affiliates or any other person, (iii) the Lender and its affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Lender or any of its affiliates have advised or are currently advising you on other matters) except the obligations expressly set forth in this Commitment Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Lender or any of its affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

8.         Confidentiality.

You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of the Lender pursuant hereto or thereto, to any person or entity without prior written approval of the Lender (such approval not to be unreasonably withheld, conditioned or delayed), except (i) to your subsidiaries, affiliates, officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (ii) if the Lender consents in writing to such proposed disclosure, (iii) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case, based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure), (iv) in connection with the enforcement of your rights hereunder or (v) as may be required by the rules, regulations, schedules and forms of the Security and Exchange Commission in connection with any filings with the Securities and Exchange Commission. The provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof.

The Lender and its affiliates shall treat confidentially all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Term Facility and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Lender and its affiliates from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, in each case, based on the reasonable advice of their respective counsel (in which case the Lender agrees (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising routine examination or regulatory authority), to the extent permitted by applicable law, to inform you promptly thereof prior to disclosure), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Lender or any of its affiliates (in which case the Lender agrees (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent permitted by applicable law, to inform you promptly thereof prior to disclosure), (iii) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Lender or any of its affiliates or any of their respective Related Persons in violation of any confidentiality obligations owing to you or any of your affiliates (including those set forth in this paragraph), (iv) to the extent that such information is received by the Lender from a third party that is not, to the Lender’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your affiliates or related parties, (v) to the extent that such information is independently developed by the Lender without use of any confidential information, (vi) to the Lender’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Term Facility and who are informed of the confidential nature of such information and have been advised of their obligation to keep information of this type confidential and to the Lender’s financing sources who are informed of the confidential nature of such information and are subject to contractual obligations to keep such information confidential, (vii) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Company or any of its subsidiaries; provided that the disclosure of any such information pursuant to this clause (vii) above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or counterparty that such information is being disseminated on a confidential basis (on the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Lender) in accordance with the standard syndication processes of the Lender or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information, (viii) for purposes of establishing a “due diligence” defense in any legal proceeding or (ix) with your consent.

The Lender’s and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Term Facility Documentation upon the effectiveness thereof; provided that, in any event, the provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof.

9.         Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). The Lender reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to the Lender in such manner as the Lender and its affiliates may agree in their sole discretion and, to the extent so employed, such affiliates shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Lender hereunder; provided that (i) the Lender shall not be relieved, released or novated from its obligations hereunder (including in respect of the availability of the Term Facility on the Closing Date, subject to the satisfaction (or waiver by the Lender) of the Funding Conditions) until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of the Lender’s commitments in respect of the Term Facility until the Closing Date and (iii) the Lender and its affiliates shall retain exclusive control over (and shall not directly or indirectly agree to accept direction from, or accept direction from, any third party with respect to) all rights and obligations with respect to its commitments in respect of the Term Facility and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Lender and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (a) is the only agreement that has been entered into among the parties hereto with respect to the Term Facility and (b) supersedes all prior understandings, whether written or oral, among us with respect to the Term Facility and sets forth the entire understanding of the parties hereto with respect thereto. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness, good faith and fair dealing and equitable principles of general applicability), including an agreement to negotiate in good faith the Term Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter; it being understood and agreed that the availability of the Term Facility is subject only to the satisfaction (or waiver by the Lender) of the Funding Conditions. Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Term Facility Documentation for the purpose of executing and delivering the Term Facility Documentation as soon as reasonably possible. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting, in each case, in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Company and its direct and indirect subsidiaries that are, in each case, required to guarantee the Term Facility under the Term Sheet (the “Guarantors”), which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Company and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that we shall be permitted to share any and all such information with the Lenders.

Nothing herein constitutes an offer or recommendation to enter into any “swap” or trading strategy involving a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act. Any such offer or recommendation, if any, will only occur after we have received appropriate documentation from the Company regarding whether you are qualified to enter into a swap under applicable law.

The indemnification, information, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and the provisions of Section 7 hereof, shall remain in full force and effect regardless of whether the Term Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Lender’s commitments hereunder; provided that your obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the Term Facility Documentation upon the effectiveness thereof, in each case to the extent covered thereby, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or all of the Lender’s commitments with respect to all of the Term Facility hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to the Lender executed counterparts hereof not later than 11:59 p.m., New York City time, on March 28, 2024. The Lender’s commitments and the obligations of the other Lender hereunder will expire at such time in the event that the Lender has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter in accordance with the second preceding sentence, we agree to hold our commitment available for you until 5:00 p.m., New York City time, on the date that is sixty (60) days after the date hereof. In the event the Closing Date does not occur on or prior to the date referred to in the preceding sentence, this Commitment Letter and the commitments of the Lender hereunder shall automatically terminate unless the Lender shall, in its discretion, agree to an extension in writing.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

We are pleased to have been given the opportunity to assist you in connection with the Term Facility.

Very truly yours, CLOSING PARENT HOLDCO, L.P. By: RE Closing GP, LLC, its general partner By: /s/ Matthew S. Kabaker Name: Matthew S. Kabaker Title: Authorized Signatory

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

STATES TITLE HOLDING, INC.

By:          /s/ Max Simkoff
       Name: Max Simkoff
       Title: Chief Executive Officer

[Signature Page to Commitment Letter]

Exhibit A

Summary of Principal Terms and Conditions

See attached.

Term	Description
Borrower	States Title Holding, Inc. (formerly known as Doma Holdings Inc.) (“Doma” or “Borrower”)
Guarantors

All existing and future direct and indirect subsidiaries of the Borrower, including “TechCo” (solely prior to closing of the “Project Beacon” transactions) but otherwise subject to exceptions consistent with the credit facility (the “Existing Credit Facility”) established pursuant to that certain Loan and Security Agreement, dated as of December 31, 2020 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among Doma, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Existing Lenders”) and Hudson Structured Capital Management Ltd., as agent for the lenders (in such capacity, the “Existing Agent”)

Instrument

$35mm Delay Draw Term Loan (“Term Loan”)

o         Tranche A: up to $25mm available to be drawn in up to three draws (minimum of $5mm each) between Closing (as defined below) and 12/31/2024

o         Tranche B: up to $10mm available to be drawn in one single draw between 1/1/2025 and 6/30/2025

The commitments in respect of the Term Loan will be reduced on a dollar-for-dollar basis by the amount of the net cash proceeds of any dividends received (after the date hereof) from the regulated insurance entity in excess of $5mm, with any such reduction applied, first, to the commitments in respect of Tranche A until reduced to zero and, second, to the commitments in respect of Tranche B until reduced to zero.

Collateral

All existing and future assets of the Borrower and the Guarantors (subject to exceptions consistent with the Existing Credit Facility), including but not limited to 100% of the equity interests in Doma Title Insurance, Inc. (f/k/a North American Title Insurance Company) to the extent pledged to secure the obligations under the Existing Credit Facility

Priority

The Term Loan will be secured by a first priority lien on the Collateral, senior to all existing and future liens securing debt for borrowed money (including the liens securing the Existing Credit Facility), and will be senior in right of payment to all existing and future debt for borrowed money (including the Existing Credit Facility). Subordination of Existing Credit Facility will be on substantially the terms and conditions set forth on Annex I hereto.

Lender	Closing Parent Holdco, L.P.
Use of Proceeds	Fund ongoing liquidity of the Borrower and its subsidiaries
Interest	Term SOFR + 9.0% per annum (1.0% Term SOFR floor), payable quarterly in kind
Undrawn Fee

5.00% per annum on all undrawn commitments in respect of Tranche A or Tranche B (whether or not available to be drawn but excluding any terminated commitments), payable quarterly in cash on the first business day of each fiscal quarter, beginning with July 1, 2024

Upfront Fee

3.0% of the aggregate commitments in respect in respect of Tranche A or Tranche B (whether or not available to be drawn) at Closing, which will be earned at Closing and due and payable in cash upon the funding or termination of any such commitments (solely with respect to the commitments so funded or terminated at such time); provided that, if payable upon funding, such upfront fee shall be netted from the proceeds thereof.

Notwithstanding the foregoing, in the event that any of the commitments in respect of the Term Loan are terminated on or prior to the 30th day following Closing, then the upfront fee payable with respect to such terminated commitments shall be equal to 2.0% (in lieu of 3.0%) of such terminated commitments.

Tenor	3 years after each draw (i.e. up to a total of four different maturity dates based on when drawn)
Amortization	None

Term	Description
Call Protection

Non-call (Year 1 after draw), 10% premium (Year 2 after draw) and par thereafter, with certain carve-outs to be mutually agreed

During the non-call period, the Borrower may prepay the Term Loan, in whole or in part, subject to a make-whole premium in an amount equal to the sum of (a) the aggregate amount of interest that would have otherwise been payable from the date of prepayment through the last day of the non-call period on the prepaid principal amount, calculated based on the actual rate of interest (including, without limitation, the default rate, if applicable) payable at the time of prepayment, plus (b) 10% of the principal amount prepaid.

Notwithstanding the foregoing: (a) no premium shall be payable for prepayments in connection with a Specified Change of Control (as defined below) and (b) a 6% premium (in lieu of the make-whole) shall be payable for prepayments with proceeds of a special dividend within 60 days of signing the “Project Beacon” merger agreement.

The prepayment premiums shall be due and payable in cash in the event of any voluntary or mandatory prepayment or redemption of the Term Loan (including upon a Change of Control), whether such prepayment occurs before, upon or after acceleration (including automatic acceleration upon a bankruptcy filing) of the Term Loan.

“Specified Change of Control” means any Change of Control that occurs within 50 days from the signing of the “Project Beacon” merger agreement (the “Relevant Period”), or occurs as consummation of the transactions contemplated by a definitive agreement signed by the Company or its applicable Subsidiary or equity holders, as applicable, (x) within Relevant Period or (y) thereafter, provided in the case of this clause (y) such definitive agreement is entered into with such Person or group of Persons (so long as, in the case of a group of Persons, the Persons controlling such group immediately prior to the end of the Relevant Period continue to control the group following the end of the Relevant Period), from whom the Company or any of its representatives has received a bona fide written Acquisition Proposal (as defined in the “Project Beacon” merger agreement) during the Relevant Period that the board of directors of the Company (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in the “Project Beacon” merger agreement), and such Acquisition Proposal has not been amended in a manner materially adverse to the Company or withdrawn and has not expired or been terminated as of the end of the Relevant Period or been rejected or declined by the board of directors of the Company (or a duly authorized committee thereof) (such Person or group of Persons an “Specified Person”). Notwithstanding anything contained herein to the contrary, any Specified Person shall cease to be a Specified Person for all purposes under this Agreement upon such time as the Acquisition Proposal made by such Person or group of Persons is amended in a manner materially adverse to the Company, withdrawn, expires or is terminated or is rejected or declined by the board of directors of the Company (or a duly authorized committee thereof).

Warrants	None
Governance

One board member appointed by the Lender at Closing to the board of directors of the Borrower, which will be a non-affiliated independent person from the Lender and Borrower. The Borrower will amend its organizational documents to include customary “bankruptcy remote” provisions, which will remain in effect so long as the Term Loan or any commitments therefor remain outstanding, including the appointment of the independent director with customary consent rights.

Affirmative Covenants

Limited to the following and other affirmative covenants (if any) in the Existing Credit Agreement: delivery of annual and quarterly financial statements (along with management’s discussion & analysis), annual budget and business plan, delivery of compliance certificates, lender calls, maintenance of existence and good standing, conduct of business, payment of taxes, maintenance of properties, maintenance of insurance, inspection rights, maintenance of books and records, compliance with laws (including, but not limited to, USA PATRIOT Act, FCPA and OFAC), compliance with environmental laws and remediation, notice of material litigation, use of proceeds and further assurances (the foregoing to be consistent with the Existing Credit Agreement to the extent set forth therein)

Negative Covenants

Limited to the following and other negative covenants (if any) in the Existing Credit Agreement: indebtedness, liens, restricted payments, restricted debt payments (to limit payments in respect of the Existing Credit Facility and any junior lien or unsecured debt for borrowed money), investments, burdensome agreements, fundamental changes, disposition of assets, transactions with affiliates, amendments to organizational documents or other material agreements, fiscal year, etc. (the foregoing to be consistent with the Existing Credit Agreement to the extent set forth therein)

Term	Description
Financial Covenants	Minimum Liquidity of $20mm Minimum Consolidated GAAP Revenue (tested yearly) of $50mm Tests (and related definitions) to be consistent with the Existing Credit Agreement.
Mandatory Prepayments

Limited to the following and other mandatory prepayments (if any) in the Existing Credit Agreement: asset sales, proceeds of insurance or condemnation proceeds, extraordinary receipts, proceeds of equity issuances, proceeds of non-permitted debt, Change of Control and automatic acceleration of the Term Loan

At the option of the Lender, mandatory prepayment of any net cash proceeds from dividends by the regulated insurance entity in excess of $5mm

Representations and Warranties

Limited to the following and other representations and warranties (if any) in the Existing Credit Agreement: organization, authorization and enforceability, financial condition, no MAE, governmental approvals, no conflicts, properties, litigation and environmental matters, compliance with laws, Investment Company Act of 1940, taxes, ERISA, solvency, corporate structure, security interest, federal reserve regulations and USA Patriot Act, OFAC and FCPA (the foregoing to be consistent with the Existing Credit Agreement to the extent set forth therein)

Events of Default

Limited to the following and other events of default (if any) in the Existing Credit Agreement: cross-defaults to other indebtedness to be agreed, non-payment, inaccuracy/breach of representations and warranties, breach of covenants, insolvency, material judgments, Change of Control and invalidity or impairment of financing documents or collateral (the foregoing to be consistent with the Existing Credit Agreement to the extent set forth therein)

Default Interest

2.00% per annum in excess of the rate otherwise applicable automatically upon the occurrence and during the continuance of any Event of Default (to be paid on all outstanding principal, any accrued and unpaid interest thereon and any accrued and unpaid fees or expenses)

Conditions to Closing Date

The effectiveness of the financing documents will be subject to the satisfaction or waiver of the following conditions precedent:

1.         no material adverse effect since December 31, 2023 (other than as disclosed in the “Project Beacon” disclosure letter or otherwise disclosed to Lender in writing);

2.         the absence of any default or event of default;

3.         receipt by the Lender of evidence reasonably satisfactory to it that the requirements described herein opposite the heading “Governance” have been complied with;

4.         all definitive documentation in respect of the Term Loan (including, without limitation, all guarantees in respect of the Term Loan, all documents and instruments (including schedules to security documentation) required to create and perfect the lien on the Collateral with the priority required hereby and the subordination agreement (subject to customary exceptions for certain deliverables, which will be subject to customary post-closing periods to be mutually agreed)) will have been executed and delivered by the Borrower and the Guarantors;

5.         the accuracy of representations and warranties in all material respects (without duplication of materiality qualifiers);

6.         the delivery of customary legal opinions (which shall cover, among other things, no conflicts with the Existing Credit Facility), customary incumbency and closing certificates (including a customary solvency certificate), organizational documents, customary evidence of authority and good standing certificates in jurisdictions of formation/organization, in each case, with respect to the Borrower and the Guarantors;

7.         the payment of all required fees and expenses; and

8.         the receipt by the Lender of satisfactory documentation and other information reasonably requested by the Lender at least 5 days prior to the Closing Date pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and 31 C.F.R. § 1010.230.

Conditions to Each Draw

Each draw will be subject to (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (without duplication of materiality qualifiers) and (c) the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such draw

Term	Description
Documentation

To be based on the Existing Credit Agreement (but excluding for this purpose the amendments implemented pursuant to the Fifth Amendment thereto, including the “standstill” provisions set forth therein) with modifications as necessary or appropriate to reflect the terms and conditions set forth herein

Indemnification

The Borrower and Guarantors shall indemnify the Lenders and their affiliates and their affiliates’ respective officers, directors, partners, employees, attorneys, advisors, agents and controlling persons from and against all losses, liabilities, claims, damages or expenses relating to the Term Loan and related transactions in a manner consistent with the Existing Credit Agreement

Expenses

The Borrower will be responsible for all of Lender’s out-of-pocket costs and expenses associated with (a) performance of due diligence and documentation and negotiation and closing of the Term Loan and related transactions (in an aggregate amount to exceed $250,000) and (b) administration and enforcement of the Term Loan and related transactions, in each case, including, but not limited to, the costs, fees and expenses of counsel and any other third-party paid by the Lenders, whether or not the Term Loan closes. No expenses under the preceding clause (a) shall be payable until the earliest of (x) receipt of a dividend from the regulated insurance entity in excess of an amount to be mutually agreed, (y) the initial drawing of the Term Loan (which drawing shall be funded net of such expenses) and (z) the date of the termination of all of the commitments in respect of the Term Loan.

Governing Law	State of New York

Annex I

Term	Description
Subordination

Except as expressly forth herein, the obligations in respect of the Existing Credit Facility (referred to in this Annex I as the “Subordinated Obligations”) will be subordinated in right of payment and security to the obligations in respect of the Term Loan (referred to in this Annex I as the “Senior Obligations”).

Shared Collateral	All collateral in which a lien is granted, required to be granted, or purported to be granted to the holders of Senior Obligations and Subordinated Obligations.
Payment Subordination

Until the irrevocable payment in full of all of the Senior Obligations and the termination of all commitments in respect thereof (“Senior Payment in Full”), all payments and rights to payment in respect of any Senior Obligation will at all times be senior and prior in all respects to any payment or right of payment, whether pursuant to the exercise of remedies or otherwise, in respect of any Subordinated Obligation, and all payments or rights of payment, whether pursuant to the exercise of remedies or otherwise, in respect of any Subordinated Obligation will at all times be junior and subordinate in all respects to all payments and rights to payment in respect of any Senior Obligation; provided that, notwithstanding the foregoing, the right to payment under Section 2.2(d)(vi) of the Existing Credit Agreement as in effect on the date hereof will not be subordinated to the Senior Obligations and such right to payment will at all times be senior and prior in all respects to the Senior Obligations (and, to the extent inconsistent with this proviso, the other terms set forth in this Annex I will be interpreted to give effect to the priority described in this proviso).

Lien Subordination

Until Senior Payment in Full, (i) the liens securing the Subordinated Obligations will be junior and subordinated in all respects to the liens securing the Senior Obligations, (ii) the agent with respect to the Term Loan (referred to in this Annex I as the “Senior Agent”) will have the exclusive right to enforce rights and remedies against the Shared Collateral in such order and manner as it may deem appropriate and the Existing Agent (referred to in this Annex I as the “Subordinated Agent”) will not exercise or seek to exercise any rights or remedies (including setoff) with respect to any of the Shared Collateral and will not institute any action or proceeding with respect to such rights or remedies or attempt to hinder the exercise of rights or remedies by the Senior Agent, and (iii) the Subordinated Agent will not take or receive any Shared Collateral or any proceeds of the Shared Collateral in connection with the exercise of any right or remedy (including setoff) or otherwise with respect to any Shared Collateral; provided that, notwithstanding the foregoing, the liens securing the right to payment under Section 2.2(d)(vi) of the Existing Credit Agreement as in effect on the date hereof will not be subordinated to the liens securing the Senior Obligations and such liens will at all times be senior and prior in all respects to the liens securing the Senior Obligations (and, to the extent inconsistent with this proviso, the other terms set forth in this Annex I will be interpreted to give effect to the priority described in this proviso); provided further that the foregoing clauses (i) and (ii) will not prohibit the holders of Subordinated Obligations from taking Subordinated Permitted Actions (defined below). The Subordinated Agent will waive any rights to object as a junior lien creditor (including any right to require marshaling).

Payment Over

Until Senior Payment in Full, whether or not an insolvency proceeding has commenced, no payment any payment in respect of any Subordinated Obligations or any distribution, disposition of payment in respect of Shared Collateral (including any “adequate protection” payments or chapter 11 plan distributions) or proceeds thereof in respect of any Subordinated Obligations will be permitted, and any such payment or receipt of proceeds of Shared Collateral to or by the Existing Lenders or the Existing Agent (collectively referred to in this Annex I as the “Subordinated Secured Parties”) will be segregated and held in trust and promptly paid over to the Senior Agent, for the benefit of the Lender, in the same form as received, with any necessary endorsements.

Enforcement of Security

Prior to and until the irrevocable payment in full of all Senior Obligations, the Senior Agent and the Lender (collectively referred to in this Annex I as the “Senior Secured Parties”) will have the exclusive right to (i) commence and maintain enforcement actions, (ii) make determinations regarding the release or disposition of, or restrictions with respect to, the Shared Collateral, and (iii) otherwise enforce the rights and remedies of a secured creditor under the UCC and other applicable law and the bankruptcy laws of any applicable jurisdiction in such order and in such manner as the Senior Secured Parties may determine in their sole discretion without consulting with or obtaining the consent of any Subordinated Secured Parties and regardless of whether any such exercise is adverse to the interests of any Subordinated Secured Parties, except as otherwise required pursuant to the UCC and applicable law.

No Contest

Subject only to its right to enforce the terms of the Subordination Agreement, (i) neither the Subordinated Agent nor any other holder of Subordinated Obligations will initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, recharacterization, validity, attachment, perfection or priority of the Senior Obligations or any liens and security interests securing the Senior Obligations and (ii) neither the Senior Agent nor any other holder of Senior Obligations will initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, recharacterization, validity, attachment, perfection or priority of the Subordinated Obligations or any liens and security interests securing the Subordinated Obligations. Except as set forth herein (including without limitation the prohibitions set forth in the “Bankruptcy” section below) and in the Subordination Agreement, the Subordinated Agent and any other holder of Subordinated Obligations will not be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the loan parties arising under either the bankruptcy law or applicable non-bankruptcy law.

Term	Description
Interest

“Subordinated Permitted Actions” means

1.         taking any action (which does not impair the liens securing the Senior Obligations or the rights of the Senior Agent or the Senior Secured Parties to exercise remedies in accordance with the terms set forth herein) in order to preserve or protect (but not enforce) the liens securing the Subordinated Obligations, provided that such action is not otherwise inconsistent with the terms of the Subordination Agreement;

2.         the filing of a proof of claim or proof of interest in an insolvency or liquidation proceeding with respect to any loan party;

3.         the filing of any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the holders of Subordinated Obligations, including any claims secured by the Shared Collateral, or otherwise make any agreements or file any motions or objections pertaining to the claims of the holders of Subordinated Obligations, in each case to the extent not inconsistent with the terms of the Subordination Agreement;

4.         the making of a bid on all or any portion of the Shared Collateral in any foreclosure proceeding or action, including, for the avoidance of doubt and without limitation, any sale pursuant to Section 363 of the Bankruptcy Code, provided that the Senior Obligations upon closing of the sale will be paid in full in cash; and

5.         the exercising of rights to vote in favor of or against a plan of reorganization in respect of any insolvency or liquidation proceeding with respect to any loan party.

Application of Proceeds

Until Senior Payment in Full, whether or not an insolvency proceeding has commenced, any Shared Collateral, distributions or payments in respect thereof (including any “adequate protection” payments, chapter 11 plan distributions, Shared Collateral constituting proceeds, any payment or distribution that may be received by any Subordinated Secured Party (including any payment or distribution made by foreign subsidiaries of the Borrower that are guarantors of the Term Loan)), will be applied by the Senior Agent to the Senior Obligations in such order as specified in the relevant definitive documentation in respect of the Term Loan (referred to in this Annex I as the “Senior Documentation”). Upon Senior Payment in Full, the Senior Agent will deliver to the Subordinated Agent any Shared Collateral and proceeds of Shared Collateral held by it to be applied by the Subordinated Agent to the Subordinated Obligations in such order as specified in the relevant definitive documentation in respect of the Existing Credit Facility (referred to in this Annex I as the “Subordinated Documentation”).

Amendments to Senior Documents

The Senior Secured Parties may at any time and from time to time and without consent of or notice to any Subordinated Secured Party, without incurring any liability to any Subordinated Secured Party and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, amend and restate, supplement, modify, waive, substitute, renew, replace or refinance any or all of the Senior Documentation.

Amendments to Subordinated Documents

Until Senior Payment in Full, the Subordinated Secured Parties will not, without the prior written consent of the Senior Agent, amend, restate, supplement, modify, waive, substitute, renew or refinance any or all of the Subordinated Documentation (subject to customary exceptions to be mutually agreed in the definitive documentation).

Term	Description
Bankruptcy Provisions

In the event of an insolvency (whether voluntary or involuntary) or liquidation proceeding of the Lead Borrower, until Senior Payment in Full, the below provisions will apply:

1.         Post-Petition Financing. Until Senior Payment in Full, if an insolvency proceeding has commenced, no Subordinated Secured Party will, directly or indirectly, contest, protest or object to and each Subordinated Secured Party will be deemed to have consented to and hereby consents in advance to, (i) any use of “cash collateral” (as defined in section 363(a) of the Bankruptcy Code) and (ii) the Borrower or any other obligor obtaining debtor-in-possession financing (“DIP Financing”) provided or proposed by or consented to by the requisite Lender (including any such DIP Financing that includes a “roll up” or “refinancing” of all or any portion of Senior Obligations), in each case of case (i) and (ii), if the Senior Agent (acting at the direction of the requisite Lender) consents to such use of “cash collateral” or DIP Financing; provided that to the extent the liens securing the Senior Obligations are subordinated or pari passu with such DIP Financing and the Senior Obligations become secured by additional or replacement liens on any assets, the Subordinated Agent (x) agrees to subordinate the liens securing the Subordinated Obligations on the same terms as the subordination of the liens securing the Senior Obligations, and (y) may seek (1) liens on such assets that are subordinate to the liens securing such DIP Financing (as well as any replacement liens granted as adequate protection for the Senior Obligations and any carve-out amount senior to or pari passu with the liens securing the Senior Obligations) to the same extent that the liens securing the Subordinated Obligations are subordinated to the liens securing the Senior Obligations as provided for in the Subordination Agreement and (2) a super priority administrative claim, which claim will be subordinate to the super priority administrative claims provided under the DIP Financing (as well as any super priority administrative claim granted as adequate protection for the Senior Obligations and any carve-out amount) and the Senior Agent will raise no objection to the granting of adequate protection on such basis.

2.         Adequate Protection. No Subordinated Secured Party will contest, protest, or object to (i) any request by a Senior Secured Party for “adequate protection” under any bankruptcy law, (ii) an objection by a Senior Secured Party to a motion, relief, action or proceeding based on a Senior Secured Party claiming a lack of adequate protection or (iii) any request by the Senior Agent (acting at the direction of the requisite Lender) for relief from any stay or other relief based upon a lack of adequate protection or any other reason. If the Senior Agent is not granted such adequate protection, the Subordinated Agent may not be granted such adequate protection. The Subordinated Secured Parties will not seek, and the Senior Agent (acting at the direction of the requisite Lender) or any Senior Secured Party may object to any form of adequate protection sought by the Subordinated Secured Parties in a form other than adequate protection liens subordinated to the adequate protection liens of the Senior Secured Parties, and adequate protection super priority claims under section 507(b) of the Bankruptcy Code subordinated to such super priority claims of the Senior Secured Parties.

3.         Sale of Shared Collateral. The Subordinated Secured Parties will not and will have no right or standing to, object to or oppose any sale or other disposition of any property securing all of any part of the Senior Obligations free and clear of security interests, liens or other claims under Section 363 of the Bankruptcy Code (including, without limitation, pursuant to a credit bid of any obligations under the Senior Documentation pursuant to Section 363(k) of the Bankruptcy Code) or any other provision of the Bankruptcy Code, or any sale procedures related thereto, if the Senior Agent (acting at the direction of the requisite Lender) has consented to such sale, disposition or sale procedures related thereto so long as the liens of the Subordinated Agent attach to the net proceeds thereof (subject to the relative priorities contemplated hereby); provided, however, the Subordinated Secured Parties will have the right and standing to credit bid any of the Subordinated Obligations pursuant to Section 363(k) of the Bankruptcy Code as long as such credit bid provides for payment in full in cash of the Senior Obligations.

4.         Reorganization Securities. Nothing in this Agreement prohibits or limits the right of any Existing Lender to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan supported by the Lender in connection with an insolvency proceeding; provided that any debt or equity securities received prior to Senior Payment in Full by a Subordinated Secured Party on account of a Subordinated Obligation that constitutes a distribution or payment from or on account of the Shared Collateral, a direct or indirect interest in the Shared Collateral (including a direct or indirect equity interest in the owner of such collateral), or the value of Shared Collateral, will be paid over or otherwise transferred to the Senior Agent for application in accordance with the Subordination Agreement, unless such distribution is made under a plan of reorganization or similar dispositive restructuring plan that is consented to by the affirmative vote of all classes composed of the Senior Secured Parties; provided further, the Senior Agent will discharge the Senior Obligations first using any cash payment or distribution required to be paid over or otherwise transferred to the Senior Agent, and thereafter, debt or equity securities required to be paid over or otherwise transferred to the Senior Agent.

5.         Classification; Subordination Agreement. The Senior Obligations and the Subordinated Obligations will be treated as separate classes and the Subordination Agreement will be recognized as a “subordination agreement” pursuant to Section 510 of the Bankruptcy Code; provided, the Subordinated Secured Parties will not make and will oppose any efforts to make arguments to the contrary.

6.         Relief from Automatic Stay. At all times prior to and until Senior Payment in Full, no Subordinated Secured Party may (i) seek relief from the automatic stay or any other stay in an insolvency proceeding in respect of the Shared Collateral without the Senior Agent’s prior written consent (acting at the direction of the requisite Lender), or (ii) oppose any request by the Senior Agent (acting at the direction of the requisite Lender) for relief from such stay.

7.         No Waiver. Except as otherwise expressly set forth herein, nothing will prohibit or in any way limit the Senior Secured Parties from objecting in any such insolvency or liquidation proceeding or otherwise to any action taken or motion made by any of the Subordinated Secured Parties.

8.         Voting Rights. No Subordinated Secured Parties will, without the consent of the Senior Agent (acting at the direction of the requisite Lender), directly or indirectly propose, support or vote in favor of any a plan of reorganization or similar dispositive restructuring plan in connection with an insolvency proceeding that does not result in the payment of the Senior Obligations in full in cash on the effective date of such plan.

9.         Post-Petition Interest. No Subordinated Secured Party will oppose or seek to challenge any claim by any Senior Secured Party for allowance in any insolvency proceeding of Senior Obligations consisting of post-petition interest, fees or expenses.

Governing Law	New York